Exhibit 10.1

Executive Transition Agreement

This Executive Transition Agreement (the “Agreement”) is by and among Nancy B. Davis (“Davis”), Stock Yards Bancorp, Inc. (“Bancorp”) and Stock Yards Bank & Trust Company (the “Bank”) (together, the “Companies”), and is made and entered into as of November 21, 2018 (the “Effective Date”).

Recitals

A.	The Bank is a wholly owned subsidiary of Bancorp.
B.	Davis is currently the Chief Financial Officer (“CFO”) of both Bancorp and Bank and is paid and provided benefits by the Bank as its CFO.
C.	Davis has expressed her intention to retire from active employment with the Companies.
D.
The Companies desire to implement their plan for executive succession in connection with Davis’s retirement, and Davis wishes to facilitate and cooperate in such succession on the terms and conditions set out in this Agreement.

Agreements

1.            Remaining Employment Period.  Unless employment ends sooner as provided herein, the Bank shall continue to employ Davis, and Davis shall continue to serve as the CFO of the Companies, until April 30, 2019 (the “Retirement Date”).

2.            Effect of Earlier Termination.  If Davis’s employment ends by action of either party prior to the Retirement Date for any reason, or no reason, this Agreement shall terminate and no longer have any effect.

3.            Duties.  From the Effective Date until the Retirement Date, Davis shall continue to devote her full business time and attention to serving as CFO of the Companies and shall also (i) begin to share more detailed information and guidance as to the extent and specifics of her duties and responsibilities with the person that the Boards’ appoint as CFO-elect to take such office on May 1, 2019, and (ii) assist in the orientation and development of the Companies’  newly-appointed Principal Accounting Officer, assigning to him such of her current duties as are appropriate to such role.  Davis shall perform all such duties faithfully and efficiently and shall have such powers inherent to the undertakings applicable to such position and necessary to carry out the duties required hereunder.

4.            Post-Retirement Availability.  Davis agrees to make herself available on a consulting basis, as and if called on by the Bank’s officers with reasonable prior notice, for no more than 4 hours per week on average, during the period between the Retirement Date and April 30, 2020.  To the extent so called on to provide guidance, advice or other services during such post-Retirement period, the Bank will pay Davis an hourly fee, in her capacity as an independent contractor and consultant, of $250 per hour for such services. Davis acknowledges and agrees that such fee will be remitted without withholding of taxes given her then-independent contractor status and agrees to be responsible for and to pay any and all income or other taxes with respect thereto and that payment of any such amounts shall not entitle her to participate in any benefit plan of the Companies during such post-retirement period as if she continued as an employee.

5.            Compensation.  Davis shall continue to be compensated at her current base salary level through the Retirement Date.  In addition, Davis shall be entitled to be paid a cash bonus with respect to 2018, to the extent the performance metrics as previously approved by the Compensation Committee of the Companies are certified as met, paid at the same time and in the same manner as to other Bank management who also participate in such programs, but in no event later than March 15, 2019.  Davis acknowledges and agrees that she will not be paid any incentive or bonus compensation for the service period from January 1, 2019 through the Retirement Date.  Base salary or bonuses payable hereunder shall be paid in a net amount after deduction for Davis’s share of the costs of benefit plans in which she is enrolled, and withholdings for taxes or other amounts as may be required by law or Bank payroll practice.

6.            Benefit Plan Participation.  Through the Retirement Date, Davis shall be entitled to paid time off, holidays and business expense reimbursements in accordance with the Bank’s policies in effect from time to time and shall be eligible to participate in the employee benefit plans of the Companies as in effect on the Effective Date, in accordance with their terms or with such changes as may be thereafter approved by the Companies’ in their sole discretion.  In addition, Davis shall enjoy such perquisites as may be now available for and made available to executive management of the Companies’ generally between the Effective Date and the Retirement Date.  All Davis’s rights as an employee to such paid time off, reimbursements, and participation in benefit plans shall cease on the Retirement Date, except for benefits made available under the terms of such plans for former employees (such as COBRA or retiree access, at full cost, to the Bank’s medical plan), in accordance with such plans’ terms as in effect from time to time.

7.            Outstanding Equity Awards.

(a)            SARs.  Prior to the Effective Date, Davis has been granted certain stock appreciation rights (“SARs”) as set forth on Annex A attached hereto, some of which are fully vested and exercisable now and will continue to be so exercisable under their terms until 10 years following their respective grant dates.  The grant agreements for any SARs set forth on Annex A that are not vested and exercisable as of the Retirement Date, are hereby amended such that they shall be 100% vested on that date, if Davis remains employed until then, and will continue to be so exercisable under their terms until 10 years following their respective grant dates.

(b)            Performance-Vested Stock Units.  Prior to the Effective Date, Davis has been granted certain performance-based stock unit awards (“PSUs”), as set forth on Annex A attached hereto, that are to be paid in shares of stock, to the extent the performance criteria therein is met and certified by the Compensation Committee, but would be paid in a prorated amount of earned shares after the end of each cycle, based on the Compensation Committee’s review and certification of performance, prorated based on the portion of the performance period for each that elapsed before her Retirement Date.  Those grant agreements are each hereby amended such that she will be entitled to the entire amount earned under those awards based on the Compensation Committee’s review and certification of performance thereunder, without proration.  Such review, certification and issuance of shares under each such PSU shall occur at the same time and manner as it does for other employees who hold such awards.

(c)            New Awards.  Davis acknowledges and agrees that no new equity awards will be made to her between the Effective Date and the Retirement Date.

8.            Change in Control Agreement.  The Bank and Davis are parties to an Amended and Restated Change in Control Severance Agreement dated as of December 17, 2013 which only provides for certain severance if the Bank terminates Davis other than for Cause, or Davis triggers her termination for Good Reason (as those capitalized terms are defined therein) after a Change in Control.  The parties hereby agree that such agreement shall be terminated and be of no force or effect as of the Retirement Date, given Davis’s voluntary, non-Good Reason termination on that date.

9.            Executive Nonqualified Deferred Compensation Plan.  Pursuant to the terms of an Executive Nonqualified Deferred Compensation Plan (“DCP”) previously adopted by the Bank, Davis is entitled to payment of certain deferred amounts at a future date.  The parties agree that, upon the Retirement Date, Davis will have incurred a “Separation from Service” as defined in the DCP, such that the timing of payment of her DCP benefits will be governed by the Retirement Date and her prior payment form and timing elections, which means that DCP benefits may begin no sooner than the 7th month following the Retirement Date.

10.            Release.  In consideration for entering into this Agreement and for the consideration payable hereunder, Davis agrees to sign on (and not before) the Retirement Date, or within 7 days thereafter, the Release set out at Annex B hereto and incorporated herein by reference.  If such Release is either not signed and delivered to the Bank in that time frame or is signed and Davis exercises her right thereunder to revoke it within 7 days after it is signed, the amendments to her SAR and PSU grant agreements as provided for in Section 7 hereof shall not occur and shall be revoked.

11.            Covenants.  In exchange for this Agreement, Davis agrees to adhere to the following covenants during her continued employment and after service termination for any reason.

(a)            Not to Compete.  For a period of 24 months following the Retirement Date (the “Restricted Period”), Davis will not, directly or indirectly, either for herself or for any other person, entity or company, solicit business or individual patronage for the purpose of providing services which are identical or similar to services then provided by the Bank within a radius of 50 miles from any of the Bank’s offices.

(b)            Non-Solicitation of Customers or Employees.  Davis agrees that, during the Restricted Period, Davis shall not, without the express written consent of Bank, directly or indirectly, either for Davis or for any other person, entity or company, (i) solicit the business enjoyed by the Bank with any person or business that was a Customer; or  (ii) approach or solicit any person who was employed at the Bank as of the date of Davis’s service ended and with whom Davis had material contact during Davis’s period of service with the Bank, with a view to hiring such employee, persuading such employee to leave the employment of Bank, or actually hire an employee of the Bank for any other entity.  For purposes of this covenant, “Customer” shall mean any firm, individual, corporation or entity which used the facilities, products or services of the Bank during the 12-month period immediately preceding the voluntary or involuntary termination of Davis’s service for the Companies.

(c)            Cooperation with Litigation.  Davis agrees to cooperate with Bank, during the term of this Agreement and thereafter (including after Davis’s termination of employment hereunder for any reason), by making Davis reasonably available to testify on behalf of Bank or any affiliated company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Bank or any affiliated company in any such action, suit, or proceeding by providing information to and meeting and consulting with Bank, any affiliated company, or any of their counsel or representatives upon reasonable request, provided that such cooperation and assistance shall not materially interfere with Davis’s then-current professional activities and that Bank shall agree to reimburse Davis for all reasonable out-of-pocket expenses incurred by Davis in connection with providing such cooperation and assistance.

(d)            Bank’s Confidential Information.  Davis agrees that, during the term of this Agreement and at any time thereafter, she shall not directly or indirectly, without the express written consent of Bank, disclose, divulge, discuss, copy, or otherwise use or suffer to be used in any manner, in competition with or contrary to the interests of Bank or any affiliated companies, the customer lists, proprietary organizational methods, products, business plans or strategies, or other trade secrets of Bank or any affiliated companies, it being acknowledged by Davis that all such information regarding the business of Bank and affiliated companies compiled or obtained by, or furnished to, Davis while Davis shall have been employed by or associated with Bank is confidential information and Bank’s exclusive property. Confidential information shall not include any information (A) which becomes publicly known through no fault or act of Davis; (B) is lawfully received by Davis from a third party after a cessation of her services without a similar restriction regarding confidentiality and use and without a breach of this Agreement or (C) which is independently developed by Davis and entirely unrelated to the business of providing banking or banking related services.

(e)            Advice to Future Employers.  If Davis, in the future, seeks or is offered employment or board service by any other company, firm, or person, she shall provide a copy of this Section 11 to the business prior to accepting employment or board service.

(f)            Remedies.  In the event of a breach or a threatened breach by Davis of any provision of Section 11 of this Agreement, the Bank shall be entitled to an injunction restraining Davis from the commission of such breach, and to recover its attorneys’ fees, costs and expenses related to the breach or threatened breach.  Nothing herein contained shall be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages.  These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Davis against the Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Bank of such covenants and agreements.

(g)            Reasonableness of Restrictions.  Davis has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred upon Bank under the provisions of this Section 11, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to prevent disruption of relationships which are valuable to Bank, do not stifle the inherent skill and experience of Davis, would not operate as a bar to Davis’s sole means of support, are fully required to protect the legitimate interests of Bank, and do not confer a benefit upon Bank disproportionate to the detriment to Davis which is caused by the provisions of this Section 11.

12.            Severable Provisions.  The provisions of this Agreement are severable, and, if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement and any partially unenforceable provision of this Agreement, to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable hereunder.  If any provision of this Agreement, including any provision of Section 11, is invalid in part or in whole, it will be deemed to have been amended, whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law and, as so amended, will be enforceable.

13.            Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to Davis at the last address she has filed in writing with the Bank or, in the case of the Bank, at its principal executive offices.

14.            Governing Law.  The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Kentucky.

IN WITNESS WHEREOF, the Companies and Davis have entered into this Agreement on the Effective Date.

STOCK YARDS BANK & TRUST COMPANY

By:	/s/ David P. Heintzman
David P. Heintzman
Title:	Executive Chairman

STOCK YARDS BANCORP, INC.

By:	/s/ David P. Heintzman
David P. Heintzman
Title:	Executive Chairman

/s/ Nancy B. Davis
Nancy B. Davis

Annex A

Existing Equity Awards (to which Section 7 applies)

Stock Appreciation Rights (all vesting 20% per year from Grant Dates)
Grant Date	No. of Shares to which SAR relates	Vested % on Retirement Date before acceleration per Section 7	Strike Price
3/15/2011	5,226	100%	$15.84
2/20/2012	9,187	100%	$15.24
2/18/2014	7,723	100%	$19.37
3/17/2015	5,959	80%	$22.96
3/15/2016	7,305	60%	$25.76
3/21/2017	3,975	40%	$40.00
2/20/2018	4,081	20%	$35.90
TOTAL	43,456

Performance Share Units that will be Outstanding on Retirement Date (which will no longer be prorated for portion of Performance Period elapsed before Retirement Date, per Section 7)
Grant Date	Performance Period	Maximum No. of Shares that could be Issued
3/21/2017	1/1/2017-12/31/2019	5,301
2/20/2018	1/1/2018-12/31/2020	6,464
	TOTAL	11,765

Annex B

RELEASE AGREEMENT

This Release Agreement (this “Release”) is entered into by and between Nancy B. Davis (“Davis”) and Stock Yards Bank & Trust Company (“Stock Yards”, and collectively with its parent(s), subsdiary(ies), and all other related companies, the “Company”).  Davis and Company are referred to herein as the “Parties.”

RECITALS

A.
Davis and Company are parties to an Executive Transition Agreement, dated as of November _, 2018 (the “Transition Agreement”), which provides for certain consideration, conditioned upon Davis first signing a general release of claims following termination of Davis’s employment, which release becomes irrevocable in accordance with its terms.

B.
This Release is the contemplated release of claims under the Transition Agreement, and Davis has had notice of this Release since the date the Transition Agreement was executed because a copy was attached thereto (the “Presentation Date”).

C.	Davis’s employment with the Company ended on April 30, 2019 (the “Retirement Date”).

D.
The Parties desire to memorialize and confirm the release by Davis of any and all claims, whether known or unknown, that Davis may have against the Company or any of its current or former employees that are releasable by law.

AGREEMENT

NOW, THEREFORE, in consideration for the covenants and mutual promises contained in the Transition Agreement and this Release, the Parties agree as follows:

PART I

For and in consideration of the promises made herein by Davis in Part II and Part III of this Release, and her performance thereof, the sufficiency of which, either separately or combined, is hereby acknowledged, Company agrees to provide the consideration set forth in the Transition Agreement, provided that, the enhancement to Davis’ equity awards as provided in Section 7 thereof shall be void and ineffective if she does not sign this Release on, or within 7 days following, April 30, 2019, or if she signs it and then timely revokes it as allowed by Part II, Section 2.4 below. The Parties expressly agree and acknowledge that a portion of this consideration represents separate and adequate consideration, to which Davis is not otherwise entitled, in exchange for Davis’s Age Claim Waiver, set out below in Part II. Company’s present promise to provide this consideration is exchanged for Davis’s present release of any Age Claims at the time of the execution of this Release.

PART II

For and in consideration of the promises made herein by Company in Part I of this Release, and its performance thereof, the sufficiency of which is hereby acknowledged, Davis agrees as follows:

2.1            General Release and Waiver of All Claims and Potential Claims.  Davis hereby releases all claims and potential claims, known and unknown, against the Company and its current and/or former employees that are releasable by law.  More specifically, for and on behalf of herself and her family, dependents, heirs, executors, administrators and assigns, Davis hereby irrevocably and unconditionally releases the Company and its respective predecessors, successors, and all their past, present or future assigns, parents, subsidiaries, affiliates, insurers, attorneys, divisions, subdivisions and affiliated entities, together with their respective current and former officers, directors, shareholders, fiduciaries, administrators, trustees, agents, servants, employees, attorneys, insurers and/or representatives, and their respective predecessors, successors and assigns, heirs, executors, administrators, and any and all other affiliated persons, firms, plans or corporations which may have an interest by or through them (collectively “Releasees”), both jointly and individually, from any and all claims, actions, arbitrations, and lawsuits, of any nature whatsoever, known or unknown to Davis, accrued or unaccrued, which she ever had, now has or may have had against Releasees since the beginning of time through the date of execution of this Release.  This general release and waiver of claims includes, but is not limited to, any and all claims, demands, causes of action, suits, debts, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses that are releasable by law (including, without limitation, attorneys fees and costs actually incurred or to be incurred) of any nature or description whatsoever, in law or equity, whether known or unknown, in connection with or arising out of her employment with the Company and/or termination of said employment.  Claims being released include, without limitation, any and all employment-related claims that are releasable by law arising under federal, state or local statutes, ordinances, resolutions, regulations or constitutional provisions prohibiting discrimination in employment on the basis of sex, race, religion, national origin, age, disability and/or veterans’ status, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981, 1981a, 1983 and 1985, the Civil Rights Act of Kentucky, the Sarbanes-Oxley Act, 18 U.S.C. §§  1514A, et seq., the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Pregnancy Discrimination Act, the Federal Rehabilitation Act of 1973, Executive Order 11246, the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., the Fair Labor Standards Act, 29 U.S.C. §§ 201, et seq., the Family and Medical Leave Act, 29 U.S.C. §§ 2601, et seq., the Genetic Information Non-Discrimination Act, 42 U.S.C. §§ 2000ff et seq., the minimum wage act, wage payment law and wage discrimination statutes and workers compensation statutes and similar state laws of Kentucky, in all instances as amended.  This general release and waiver of claims also includes, but is not limited to, any and all claims for unpaid benefits or entitlements asserted under any plan, policy, benefits offering or program (except as otherwise required by law), any and all contract or tort claims, including, without limitation, claims of wrongful discharge, assault, battery, intentional infliction of emotional distress, negligence, and/or defamation against Releasees.

Nothing in this Section 2.1, Section 2.2, or any other provision in the remainder of this Release shall be construed to prevent Davis from (i) making a claim for indemnity under law or governance documents providing for indemnity or insurance against claims for acts or omissions in her capacity acting as an officer or director of the Company; or (ii) talking to, cooperating in any investigation by, and/or filing a charge with a government agency, including but not limited to the U.S. Equal Employment Opportunity Commission (the “EEOC”), any similar state or local fair employment practices administrative agency, or the Securities and Exchange Commission (the “SEC”).  However, by signing this Release, Davis hereby waives the right to recover from Releasees any relief from any charge or claim pursued or otherwise prosecuted by her, or by persons or entities like the EEOC acting by or through her, including, without limitation, the right to attorneys’ fees, costs, and any other relief, whether legal or equitable, sought in such charge, claim, or other proceeding.

2.2            Age Claim Waiver.  Davis further agrees that her full general release includes a waiver of her rights, if any, to assert or allege discrimination based upon age pursuant to the Age Discrimination in Employment Act or any and all other federal, state or local laws or regulations prohibiting discrimination on the basis of age (collectively, “Age Claim Waiver”).

2.3            Adequate Consideration Period/Consult an Attorney.  Davis acknowledges that by receipt of this Release on the Presentation Date: (a) she was instructed that she may and should consult an attorney of her own choosing regarding the terms of this Release, and specifically including the Age Claim Waiver. Davis, therefore, acknowledges and agrees that she has already been given at least 21 days to consider all the terms in this Release and whether to sign this Release. The Parties agree that if Davis fails to execute this Release prior to the deadline set forth in Part I hereof, then this Release will be null and void.

2.4            Seven (7) Day Revocation Period. Davis further agrees that she is hereby instructed by the Company that, following her signing of this Release, Davis shall have up to seven (7) days to withdraw, rescind or revoke this Release by providing written notice to Craig Bradley, General Counsel, at Stock Yards Bank & Trust Company, 1040 East Main Street, Louisville Kentucky, 40206, but that, in the event Davis exercises her right to withdraw or rescind this Release, all terms of this Release, including, without limitation, Company’s duty to provide the consideration described in Part I above, shall be void and of no effect.

PART III
Other Agreements

3.1            No Known Claims Against Company.  Davis represents, warrants and covenants that, as of the date she signs this Release, (1) she is unaware of any wages (as that term is defined by applicable state law) that are owed to her by the Company and that have not been paid; (2) she is unaware of any request for leave under the Family and Medical Leave Act that was denied; (3) she has no known work-related injury, disability, or illness, and has not requested any accommodation under the Americans With Disabilities Act or similar state law that has not been satisfied; and (4) she is unaware of any document, circumstance, occurrence, or any conduct on behalf of the Company or any of its agents, employees, officers or directors, or any Releasee, which evidence, contain, or constitute a violation of any law, standard, or regulation, including but not limited to a violation of federal or state securities laws, upon which representations the Company expressly relies in entering into this Release.

3.2            Knowing and Voluntary Agreement.  Davis agrees and acknowledges that she has been advised to consult an attorney regarding the terms of this Release and that she has carefully reviewed, studied and thought over the terms of this Release.  Davis further acknowledges and agrees that she knowingly and voluntarily entered into and signed this Release after deliberate consideration and review of all of its terms and provisions, that she was not coerced, pressured or forced in any way by the Company, any Releasee or anyone else to accept the terms of this Release, and that the decision to accept the terms of this Release was entirely her own.

3.3            No Wrongdoing by the Parties.  The Parties further agree that they have entered this Release to resolve any and all claims, if any, Davis may have against the Company or any other Releasee, and that this Release does not constitute an admission of, or is to be used as evidence of, any liability, violation or wrongdoing of any kind.

3.4            Choice of Law; Interpretation; Captions.  The Parties understand and agree that this Release shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Kentucky and the language of this Release shall in all cases be interpreted as a whole, according to its fair meaning and not strictly for or against either of the Parties, regardless of which is the drafter of this Release.  Captions and headings used herein are for convenience of reference only.

3.5            Exclusive Jurisdiction; Venue.  The Parties understand and agree that the federal and/or state courts located in the Commonwealth of Kentucky shall have exclusive jurisdiction with regard to any litigation relating to this Release and that venue shall be proper only in the Commonwealth of Kentucky and any federal court whose judicial district encompasses Louisville, Kentucky, and that any objection to this jurisdiction or venue is specifically waived.

3.6            Entire Agreement.  The Parties agree that this Release sets forth the entire agreement between the Parties on the subject matter herein and fully supersedes any and all other prior agreements or understandings between them, except for the terms in the Transition Agreement and benefit plans and equity award agreements referred to therein, which agreements, if any, shall be enforced according to their terms.  This Release may be amended or superseded only by a subsequent writing, executed by the Party against whom enforcement is sought.

3.7            Agreement to Indemnify.  The Parties agree that should Davis seek to overturn, set aside, or legally challenge any release of claims, promise or covenant made by her under this Release, by judicial action or otherwise, and the Court or tribunal thereafter adjudicates or finds that Davis’s legal challenge or claims were without proper legal basis, the Company and/or Releasees shall be entitled to recover from Davis its costs of defending and enforcing the terms of this Release and/or any other claim brought by or against the Company or Releasees, including, without limitation, reasonable attorneys’ fees.  The Parties acknowledge and agree that each Releasee is an intended third-party beneficiary of this Release and may enforce the terms of this Release accordingly.

I, NANCY B. DAVIS, UNDERSTAND AND AGREE THAT THIS RELEASE CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS THAT ARE RELEASEABLE BY LAW.

_____________________________________________________________________________________________
Nancy B. Davis

Date: ________________________________________________________________________________________

STATE OF ______________________________	)
) SS:
COUNTY OF _______________________________________________________	)

Subscribed and sworn to before me by Nancy B. Davis, this _______ day of ______, 2019.

_____________________________________________________________________________________________
Notary Public

My Commission expires:_____________________________________________

STOCK YARDS BANK & TRUST COMPANY and STOCK YARDS BANCORP, INC.

By: ________________________________________________________________________________________

Title: _______________________________________________________________________________________

Date: _______________________________________________________________________________________

STATE OF ______________________________	)
) SS:
COUNTY OF ________________________________________________________	)

Subscribed and sworn to before me by __________________________, on behalf of Stock Yards Bank & Trust Company and Stock Yards Bancorp, Inc., this ____ day of ______________, 2019.

_____________________________________________________________________________________________
Notary Public

My Commission expires:_____________________________________________